                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or
           Rule 14a-12

                      SUPERGEN, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        $125 Per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
           14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 SUPERGEN, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2000

                            ------------------------

To the Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of SuperGen, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 30, 2000 at 2:00 p.m., local time, at the San Ramon Marriott, 2600 Bishop Drive, San Ramon, California 94583 for the following purposes:

    1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To approve an amendment to the Company's Certificate of Incorporation to increase from 40,000,000 to 150,000,000 the total number of shares of Common Stock, par value $0.001, which the Company will have the authority to issue.

    3. To ratify and approve an amendment to the Company's Amended and Restated 1993 Stock Option Plan increasing the number of shares of Common Stock authorized for issuance by 2,000,000 shares for a total of 5,850,000 shares reserved under the Plan.

    4. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000.

    5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only holders of record of the Company's Common Stock at the close of business on April 14, 2000, the record date, are entitled to notice of and to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          JOSEPH RUBINFELD, PH.D.
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

San Ramon, California
April 17, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

                                 SUPERGEN, INC.

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                               PROCEDURAL MATTERS

GENERAL

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of SuperGen, Inc. ("We," "SuperGen," or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, May 30, 2000 at 2:00 p.m., local time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the San Ramon Marriott, 2600 Bishop Drive, San Ramon, California 94583. The Company's headquarters is located at Two Annabel Lane, Suite 220, San Ramon, California 94583, and the telephone number at that location is (925) 327-0200.

    These proxy solicitation materials were mailed on or about April 20, 2000, together with the Company's 1999 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

    Stockholders of record at the close of business on April 14, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 32,628,540 shares of the Company's Common Stock were issued and outstanding. No shares of Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING PROCEDURES

    Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. Votes cast in person or by proxy will be tabulated by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent.

    Upon the execution and return of the enclosed form of proxy, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted (i) "FOR" the election of each of the Company's nominees as a director, (ii) "FOR" approval of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 40,000,000 to 150,000,000, (iii) "FOR" ratification and approval of an amendment to the Company's Amended and Restated 1993 Stock Option Plan increasing the number of shares of Common Stock authorized for issuance by 2,000,000 to 5,850,000 shares, and (iv) "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting or any adjournments thereof. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes, we believe that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. Accordingly, abstentions will have the same effect as a vote against proposals set forth in this Proxy Statement. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. In a 1988 Delaware case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

COSTS OF SOLICITATION OF PROXIES

    We will bear the costs of soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, letter, e-mail or facsimile.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of our stockholders intended to be presented at the regularly scheduled 2001 Annual Meeting of Stockholders must be received by us no later than December 11, 2000, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

    Our Board of Directors (the "Board") is currently composed of six members. The directors are elected to serve one-year terms and until their respective successors are elected and qualified. The Board has nominated the persons set forth below for election as directors. All of the nominees, with the exception of Thomas V. Girardi, are current directors of the Company. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for such nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director.

VOTE REQUIRED

    The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED BELOW.

INFORMATION REGARDING NOMINEES

NAME                          AGE                     PRINCIPAL OCCUPATION
----                        --------   ---------------------------------------------------
Joseph Rubinfeld..........     67      President, Chief Executive Officer and Director of
                                       the Company
Denis Burger (1)..........     56      President and Chief Executive Officer, AVI
                                       BioPharma, Inc.
Thomas V. Girardi.........     60      Senior Partner, Girardi & Keese
Walter J. Lack (1)(2).....     51      Partner, Engstrom, Lipscomb & Lack
Julius A. Vida (2)........     71      President, Vida International Pharmaceutical
                                       Consultants
Daniel Zurr (1)(2)........     54      President and Chief Executive Officer, Quark
                                       Biotech, Inc.

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JOSEPH RUBINFELD, PH.D. co-founded the Company in 1991. He has served as Chief Executive Officer, President and a director of the Company since its inception and was Chief Scientific Officer from inception until September 1997. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as Vice President and Chief of Operations until 1983. From 1987 to 1990, he was a Senior Director at Cetus Corporation. From 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company International Division ("Bristol-Myers") in a variety of positions, most recently as Vice President and Director of Research and Development. While at Bristol-Myers, Dr. Rubinfeld was instrumental in licensing the original anticancer line of products for Bristol-Myers, including mitomycin and bleomycin. Prior to that time, Dr. Rubinfeld was a research scientist with several pharmaceutical and consumer product companies including Schering-Plough Corporation and Colgate-Palmolive Co. Dr. Rubinfeld is a member of the Board of Directors of AVI BioPharma, Inc. and NeoTherapeutics, Inc. He received his B.S. in chemistry from C.C.N.Y., and his M.A. and Ph.D. in chemistry from Columbia University. Dr. Rubinfeld has numerous patents and/or publications on a wide range of inventions and developments including the 10-second developer for Polaroid film, manufacture of cephalosporins and the first commercial synthetic biodegradable detergent. In 1984, Dr. Rubinfeld received the Common Wealth Award for Invention.

    DENIS BURGER, PH.D. has served as a director of the Company since
January 1996. Dr. Burger has served as President and Chief Operating Officer of AVI BioPharma, Inc. (formerly AntiVirals, Inc.) a biotechnology company specializing in gene-targeted therapeutic and diagnostic products since
February 1992 and as Chief Executive Officer since February 1996. Dr. Burger was a co-founder of Epitope, Inc., a biotechnology company, and served as its Chairman from 1981 until 1990. He has also been the general partner of Sovereign Ventures, LLC, a biotechnology consulting and merchant banking venture since 1991. Dr. Burger is a member of the Board of Directors of AVI BioPharma, Inc. and Trinity Biotech, PLC. He received his B.A. in Bacteriology and Immunology from the University of California, Berkeley, and his M.S. and Ph.D. in Microbiology and Immunology from the University of Arizona, Tucson.

    THOMAS V. GIRARDI is senior partner of Girardi & Keese, a law firm specializing in major business litigation, where he has worked since 1964.
Mr. Girardi has served as National President and Los Angeles Chapter President of the American Board of Trial Advocates, is a fellow of the International Academy of Trial Lawyers and the Inner Circle of Advocates, and is a member of the American Board of Professional Liability Lawyers, International Society of Barristers, and American Trial Lawyers Association. Mr. Girardi is also a member of the Board of Directors of Spectrum Laboratories, Inc. He received his B.S. and J.D. from Loyola Law School and an LLM from New York University.

    WALTER J. LACK has served as a director of the Company since February 2000. Mr. Lack is managing partner of Engstrom, Lipscomb & Lack, a Los Angeles, California law firm that he founded in 1974. Mr. Lack has acted as a special arbitrator for the Superior Court of the State of California since 1976 and for the American Arbitration Association since 1979. He is a member of the International Academy of Trial Lawyers and an Advocate of the American Board of Trial Advocates. Mr. Lack is also a member of the Board of Directors of HCC Insurance Holdings, Inc., Microvision Inc., and Spectrum Laboratories, Inc.

    JULIUS A. VIDA, PH.D. has served as a director of the Company since
January 1996. Since June 1993, Dr. Vida has served as President of Vida International Pharmaceutical Consultants. From 1976 to May 1993, Dr. Vida worked at Bristol-Myers, where he served as Vice President of Business Development, Licensing and Strategic Planning from 1991 to 1993, as Vice President of Licensing from 1985 to 1991 and as Director of Licensing from 1982 to 1985.
Dr. Vida is a member of the Board of Directors of Biomatrix, Inc. and Medarex, Inc., both biotechnology companies, and Orphan Medical. Dr. Vida received his Ph.D. in Chemistry from Carnegie Mellon University and his M.B.A. from Columbia University.

    DANIEL ZURR, PH.D. has been a director of the Company since January 1994. Dr. Zurr currently serves as President and Chief Executive Officer of Quark Biotech, Inc. (formerly Expression Systems, Inc.). Dr. Zurr served as Scientific Director and Business Development Director of the Pharmaceutical Division of Israel Chemicals, Ltd., an Israeli limited liability company, from 1984 to 1985. He also served as Director of Licensing at G.D. Searle & Company, Limited, from 1980 to 1983. He was Chief Executive Officer of Plantex-Ikapharm, an Israeli pharmaceutical company, from 1975 to 1980. Dr. Zurr received his M.Sc. at the Hebrew University of Jerusalem and his Ph.D. from the Imperial College University of London in 1972.

BOARD MEETINGS AND COMMITTEES

    During the year ended December 31, 1999, the Board held nine meetings (including regularly scheduled and special meetings). With the exception of Lawrence J. Ellison, a current director who is not standing for re-election, all of the incumbent directors attended 75% or more of the meetings of the Board and committees, if any, upon which such directors served.

    The Board currently has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee is composed of Mr. Lack, Dr. Vida and Dr. Zurr and the Compensation Committee is composed of Dr. Burger, Mr. Lack, and Dr. Zurr. We have no nominating committee or committee performing similar functions.

    AUDIT COMMITTEE. The Audit Committee makes such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, provides to the Board the results of its examinations and recommendations derived therefrom, outlines to the Board improvements made, or to be made, in internal accounting controls, nominates independent auditors, and provides to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention. The Audit Committee held one meeting during 1999.

    COMPENSATION COMMITTEE. The Compensation Committee reviews the Company's executive compensation policy, including equity compensation for senior executives of the Company, and makes recommendations to the Board regarding such matters. The Compensation Committee held four meetings during 1999.

DIRECTOR COMPENSATION

    All non-employee directors of the Company receive $1,000 in compensation for attendance at each meeting of the Board, and Board Committee members shall each receive $1,000 for each Board Committee meeting held on a day on which no Board meeting is held. Directors and Board Committee members are also reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. We have adopted the 1996 Directors' Stock Option Plan providing for stock options to be granted to certain non-employee directors.

                                  PROPOSAL TWO
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

    The Board of Directors has declared advisable an amendment to the Company's Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 40,000,000 to 150,000,000 (the "Amendment") and has directed that the Amendment be submitted to the stockholders at the Annual Meeting.

    The Company's Certificate of Incorporation presently authorizes the issuance of 40,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The Amendment would increase the authorized number of shares of Common Stock to 150,000,000. No change is proposed in the number of authorized shares of Preferred Stock.

PROPOSED AMENDMENT

    If the Amendment is approved, the text of the first paragraph of the Fourth Article of the Certificate of Incorporation would read in its entirety as follows:

    The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has the authority to issue is 152,000,000, consisting of 150,000,000 shares of Common Stock, $0.001 par value (the "Common Stock"), and 2,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

GENERAL EFFECT OF PROPOSED AMENDMENT AND REASONS FOR APPROVAL

    Of the Company's 40,000,000 authorized shares of Common Stock, 30,555,785 were issued and outstanding as of March 31, 2000. As of March 31, 2000, 3,322,204 shares are reserved for issuance under the Company's stock option and employee stock purchase plans. In addition, 5,166,943 shares of common stock are issuable upon exercise of warrants at March 31, 2000. In September 1999, we notified holders of warrants issued in connection with our initial public offering that we will redeem any such warrants that remain unexercised on April 16, 2000 at a redemption price of $0.25 per share. As of March 31, 2000, there were 2,098,505 such warrants outstanding. In December 1999, we also granted Abbott Laboratories an option to purchase up to 49% of the shares of our common stock outstanding at the time of the exercise.

    The Board of Directors believes that the Amendment is advisable in order to maintain the Company's financing and capital-raising flexibility, to facilitate future stock splits, to have shares available for use in employee benefit plans and other corporate purposes, and to generally maintain the Company's flexibility in today's competitive, fast-changing environment. There are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the Amendment, except for the shares that would be issued to Abbott Laboratories upon exercise of their option to purchase up to 49% of the shares of our common stock outstanding at the time of the exercise.

    Adoption of the Amendment would enable the Board from time to time to issue additional shares of Common Stock for such purposes and such consideration as the Board may approve without further approval of the Company's stockholders, except as may be required by law or the rules of any national securities exchange on which the shares of Common Stock are at the time listed. As is true for shares presently authorized, Common Stock authorized by the Amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of the existing holders of Common Stock.

    There are no preemptive rights with respect to Common Stock. The additional authorized shares of Common Stock would have the identical powers, preferences, and rights as the shares now authorized. Under Delaware law, stockholders will not have any dissenters' or appraisal rights in connection with the Amendment. If the Amendment is approved by the stockholders, it will become effective upon executing, acknowledging and filing a Certificate of Amendment required by the General Corporation Law of Delaware.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the record date, in person or by proxy, and entitled to vote on this proposal will be required to approve the amendment to the Company's Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as votes against this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE
                       AMENDMENT TO AMENDED AND RESTATED
                             1993 STOCK OPTION PLAN

GENERAL

    Our Amended and Restated 1993 Stock Option Plan (the "1993 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights. The 1993 Plan was originally adopted by the Board in December 1993 and approved by the Company's stockholders in January 1994. Unless terminated sooner, the 1993 Plan will terminate automatically in December 2003.

    In April 2000, the Board voted to increase the number of shares authorized for issuance under the 1993 Plan by an aggregate of 2,000,000 shares, bringing the total shares currently reserved for issuance under the 1993 Plan to 5,850,000 shares. Proposal Three seeks stockholder approval of the increase in shares authorized under the 1993 Plan. As of March 31, 2000 and after giving effect to the proposed 2,000,000 share increase, there were 2,007,845 shares available for future grant under the 1993 Plan. Approval of this amendment to the 1993 Plan also perfects the stockholder approval requirement of Section 422 of the Code.

    We believe that stock options play a key role in our ability to recruit, reward and retain executives and key employees. Companies like SuperGen have historically used stock options as an important part of recruitment and retention packages. We compete directly with other companies for experienced executives and sales personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business. Our growth is partly responsible for the need to increase shares issuable under the 1993 Plan. The total number of employees has increased from 30 full-time employees as of December 31, 1996, to 83 full-time employees and two part-time employees as of March 31, 2000.

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding shares of Common Stock represented, in person or by proxy, and entitled to vote on this proposal will be required to ratify and approve the amendment to the 1993 Plan. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be counted as having been represented.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1993 PLAN.

    The essential provisions of the 1993 Plan are outlined below.

ADMINISTRATION

    The 1993 Plan may be administered by the Board, the Compensation Committee or a committee appointed by the Board. The 1993 Plan is currently administered by the Compensation Committee (hereinafter referred to as the "Administrator") composed of Dr. Burger, Mr. Lack, and Dr. Zurr.

ELIGIBILITY; LIMITS ON GRANTS

    The 1993 Plan provides that options and stock purchase rights may be granted to employees, officers, directors and consultants to the Company, its parent or subsidiaries. Incentive stock options may be granted only to employees, including employee directors and officers. The Administrator approves the participants, the time or times at which options and stock purchase rights are granted and the number of shares subject to each. The 1993 Plan is administered so as to satisfy certain requirements under the federal securities laws, including under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Code.

    The 1993 Plan limits the discretion allowed to the Administrator in granting options. This limitation is intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to options exercised by certain executive officers under the 1993 Plan. The limitation provides that under the 1993 Plan no employee may be granted in any one fiscal year options and stock purchase rights to receive more than 500,000 shares of Common Stock (except in connection with the commencement of employment, in which case options and stock purchase rights to purchase no more than an additional 200,000 shares may be granted). See discussion below under "Tax Information" for a summary of the more general rules governing the availability to the Company of tax deductions in connection with stock options exercised under the 1993 Plan.

    As of March 31, 2000, there were 85 employees currently eligible to participate in the 1993 Plan, and 120 optionees, including consultants, held outstanding options under the 1993 Plan.

TERMS OF OPTIONS AND STOCK PURCHASE RIGHTS

    The terms of options and stock purchase rights granted under the 1993 Plan are determined by the Administrator but may not be longer than ten years, except in the case of incentive stock options granted to an optionee who at the time of grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "10%

Stockholder"), for whom the term of each option may not be longer than five years. Each option or stock purchase right is evidenced by a written agreement between the Company and the optionee to whom such option or stock purchase right is granted and is subject to the following additional terms and conditions:

        (a) EXERCISE OF THE OPTION: The Administrator determines when options may be exercisable. Shares subject to an option generally vest and are exercisable over four (4) years at the rate of one-quarter "1/4" of the shares on the first anniversary of the option grant and the balance of the shares subject to the option vesting at the rate of 1/36th per month thereafter. The Administrator may accelerate the vesting of any outstanding option. The purchase price of the shares to be purchased upon exercise of any option may be paid, at the discretion of the Administrator, in cash, check, or other shares of Common Stock (with some restrictions), or, if specified in the optionee's option agreement, promissory note, cashless exercise, a reduction in the amount of any Company liability to the optionee, any combination thereof, or other legally permitted consideration.

        (b) EXERCISE PRICE: The exercise price under the 1993 Plan is determined by the Administrator, provided that, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted, and, provided further, that, in the case of an incentive stock option granted to a 10% Stockholder, the exercise price may be no less than 110% of the fair market value of the Common Stock on the date the option is granted. In the case of a non-statutory stock option, the exercise price is determined by the Administrator; however, in the case of a non-statutory option intended to qualify as "performance-based compensation" within the meaning of
    Section 162(m) of the Code, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

        (c) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP: If an optionee's status as an employee or consultant terminates for any reason other than death or disability, an option under the 1993 Plan may be exercised not later than thirty (30) days (or such other period of time, not exceeding three months in the case of incentive options, as is determined by the Administrator and specified in the optionee's option agreement) after such termination (but in no event later than the date of expiration of the term of the option) and may be exercised only to the extent such option was exercisable and vested on the date of termination.

        (d) DISABILITY OF OPTIONEE: If an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's disability (as defined in Section 22(e)(3) of the Code), an option may be exercised within twelve (12) months after termination of employment due to such disability (but in no event later than the date of expiration of the term of the option), but only to the extent such option was exercisable and vested on the date of termination.

        (e) DEATH OF OPTIONEE: If an optionee should die while employed by the Company, an option may be exercised by the optionee's estate at any time within twelve (12) months after the date of death (but in no event later than the date of expiration of the term of the option), but only to the extent such options were exercisable and vested on the date of death.

        (f) TERMINATION OF OPTIONS: Stock options granted under the 1993 Plan expire as determined by the Administrator, but in no event later than ten
    (10) years from the date of grant. However, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option may not be greater than five (5) years. Under the form of option agreement currently used by the Company, options generally expire ten (10) years from the date of grant.

        (g) NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS: Unless otherwise specified by the Administrator, options and stock purchase rights are non-transferable by the optionee other than by will or by the laws of descent or distribution and are exercisable during the optionee's lifetime only by the optionee.

        (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1993 Plan as may be determined by the Administrator.

    The 1993 Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the 1993 Plan and/or cash awards made outside the Plan. Upon the granting of a stock purchase right under the 1993 Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree is entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed six (6) months from the date of grant). The offer is accepted by execution of a restricted stock purchase agreement between the Company and the offeree.

    Unless the Administrator determines otherwise, the restricted stock purchase agreement grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability as defined in Section 22(e)(3) of the Code). The purchase price for shares repurchased pursuant to this repurchase option is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option lapses at such rate as the Administrator may determine.

    Upon exercise of a stock purchase right, the purchaser has all rights of a stockholder of the Company. As of the Record Date, the Company has not granted any stock purchase rights under the 1993 Plan.

CHANGES IN CAPITALIZATION

    In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment will be made in the number of shares reserved for issuance under the 1993 Plan and in the number of shares subject to outstanding options and stock purchase rights under the 1993 Plan, as well as in the price per share of Common Stock covered by such options and stock purchase rights. Such adjustment will be made by the Board, whose determination will be final, binding and conclusive.

    In the event of the proposed dissolution or liquidation of the Company, options and stock purchase rights outstanding under the 1993 Plan will terminate immediately prior to such action. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company into another corporation, outstanding options and stock purchase rights may be assumed or an equivalent option or stock purchase right may be substituted by the successor entity. If such outstanding options and stock purchase rights are not assumed or substituted, however, the Administrator must provide for all or some part of the options and stock purchase rights to become fully vested and immediately exercisable for a period of fifteen (15) days.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board may amend the 1993 Plan at any time, or may terminate the 1993 Plan, without stockholder approval; provided, however, that stockholder approval is required for any amendment to the 1993 Plan for which stockholder approval would be required under the Code or other applicable rules, and no action by the Board or stockholders may unilaterally impair any option or stock purchase right previously granted under the 1993 Plan. In any event, the 1993 Plan will terminate in December 2003. Any options outstanding under the 1993 Plan at the time of its termination will remain outstanding until they expire by their terms.

TAX INFORMATION

    THE FOLLOWING IS A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1993 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A PARTICIPANT MAY RESIDE.

    INCENTIVE STOCK OPTIONS

    An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

    NON-STATUTORY STOCK OPTIONS

    All other options which do not qualify as incentive stock options are referred to as non-statutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon the option's exercise, the optionee will recognize taxable income, generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    STOCK PURCHASE RIGHTS

    Stock purchase rights will generally be taxed in the same manner as non-statutory stock options. However, the stock issued upon exercise of a stock purchase right is usually subject to the Company's right to repurchase such stock upon the purchaser's termination of employment with the Company, which right lapses progressively over time. As a result, at the time of purchase, this restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the date or dates when the stock ceases to be subject to substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock (i.e., as it "vests"). At such times, the purchaser will recognize the ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture. The ordinary income recognized by a purchaser who is an employee will be treated as wages and will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the amount and at the time the purchaser recognizes ordinary income.

    Notwithstanding the foregoing, a purchaser may accelerate the date of his or her recognition of ordinary income, and the beginning of any capital gain holding period, by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, would be equal to the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period would commence on the purchase date.

    Different rules may apply in the case of purchasers who are subject to
Section 16 of the Exchange Act.

PARTICIPATION IN THE 1993 PLAN

    The grant of options and stock purchase rights under the 1993 Plan to eligible employees and consultants is subject to the discretion of the Administrator. The table on page 15 sets forth information with respect to options granted under the 1993 Plan during 1999 to each of the officers named in the Summary Compensation Table. The term of options under the 1993 Plan (other than those granted to 10% Stockholders, as to which the term is five years from the date of grant) is generally ten years from the date of grant.

                                 PROPOSAL FOUR
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board has appointed Ernst & Young LLP as independent auditors of the Company to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment.

    Ernst & Young LLP has audited our financial statements since March 1994. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

    Ratification of the appointment of Ernst & Young LLP as our independent auditors will require the affirmative vote of a majority of the outstanding shares of Common Stock represented, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be counted as having been represented.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPOINTING ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

            SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2000 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors;
(iii) each of the officers named in the Summary Compensation Table; and
(iv) all current directors and executive officers of the Company as a group.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME                                                           OWNED (1)      OWNED (%)
----                                                          ------------   ------------
Abbott Laboratories (2) ....................................   28,460,729        49.0
  100 Abbott Park Road
  Abbott Park, IL 60064
Tako Ventures, LLC (3)......................................    4,017,313        12.4
Lawrence Ellison
  c/o Oracle Corporation
  500 Oracle Parkway
  Redwood Shores, CA 94065
Joseph Rubinfeld (4) .......................................    2,728,934         8.6
  c/o SuperGen, Inc.
  Two Annabel Lane, Suite 220
  San Ramon, CA 94583
Edward L. Jacobs (5)........................................       26,739           *
Rajesh Shrotriya (6)........................................      131,515           *
Luigi Lenaz (7).............................................       68,456           *
Frederick Grab (8)..........................................       55,176           *
Denis Burger (9)............................................      150,000           *
Walter J. Lack (10).........................................      110,000           *
Julius A. Vida (11).........................................       29,175           *
Daniel Zurr (12)............................................       50,000           *
All current directors and executive officers as a group (11
  persons) (13).............................................    7,274,333        21.9

------------------------

* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire at May 30, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. At March 31, 2000, there were 30,555,785 shares of our Common Stock outstanding.

(2) Includes 27,527,335 shares issuable upon the exercise of a stock option to purchase shares of Common Stock exercisable at May 30, 2000.

(3) Tako Ventures, LLC is an investment entity controlled by Lawrence J. Ellison, a current director of the Company. Includes 1,775,000 shares issuable upon exercise of warrants to purchase shares of Common Stock and exercisable at May 30, 2000.

(4) Includes 1,645,860 shares held jointly by Joseph and Loretta Rubinfeld, husband and wife, 20,000 shares held individually by Joseph Rubinfeld, 49,000 shares held by Joseph and Loretta Rubinfeld as custodians under the California Uniform Transfers to Minors Act, 1,004,167 shares issuable upon exercise of options to purchase shares of Common Stock exercisable by Joseph Rubinfeld at May 30, 2000, and options to purchase 9,907 shares of Common Stock exercisable by Loretta Rubinfeld, his wife, at May 30, 2000.

(5) Includes 26,542 shares issuable upon the exercise of stock options to purchase shares of Common Stock exercisable at May 30, 2000.

(6) Includes 131,432 shares issuable upon the exercise of stock options to purchase shares of Common Stock exercisable at May 30, 2000.

(7) Includes 64,233 shares issuable upon the exercise of stock options to purchase shares of Common Stock exercisable at May 30, 2000.

(8) Includes 1,009 shares held jointly by Frederick and Elaine Grab, husband and wife, 3,000 shares held individually by Frederick Grab, and 51,167 shares issuable on the exercise of stock options to purchase shares of Common Stock exercisable at May 30, 2000.

(9) Includes 100,000 shares owned by AVI BioPharma, Inc. ("AVI"). Dr. Burger in his capacity as President and Chief Executive Officer of AVI may be deemed to be the beneficial owner of these shares. Dr. Burger disclaims beneficial ownership of the shares held by AVI except to the extent of his pecuniary interest therein.

(10) Includes 10,000 shares issuable upon the exercise of a stock option to purchase shares of Common Stock exercisable at May 30, 2000.

(11) Includes 10,000 shares issuable upon the exercise of a stock option to purchase shares of Common Stock exercisable at May 30, 2000. Does not include an additional 25,000 shares issuable upon the exercise of a performance-based option to purchase Common Stock of the Company.

(12) Represents 50,000 shares issuable upon the exercise of a stock option to purchase shares of Common Stock exercisable at May 30, 2000.

(13) See footnotes (3) through (12). Includes 1,776,191 shares issuable upon exercise of warrants to purchase shares of Common Stock and 1,360,969 shares issuable upon the exercise of stock options to purchase shares of Common Stock held by executive officers and directors which are exercisable at May 30, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% of Class Stockholders") to file with the Securities and Exchange Commission (the "SEC") reports of ownership on Form 3 and reports on changes in ownership on Form 4 or Form 5. Such executive officers, directors and 10% of Class Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, through the Record Date, its executive officers, directors and 10% of Class Stockholders complied with all applicable Section 16(a) filing requirements, except that the Form 5 filed by Dr. Rubinfeld in February 2000 reported a gift of Common Stock made in April 1998, and a Form 4 for Denis Burger reporting his beneficial ownership of Common Stock acquired by AVI BioPharma, Inc. in December 1999 was filed late.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee was formed in January of 1993 and is currently composed of Dr. Burger, Mr. Lack, and Dr. Zurr, who are all directors of the Company. Dr. Burger is President and Chief Executive Officer of AVI BioPharma, Inc. and Dr. Zurr is President and Chief Executive Officer of Quark Biotech, Inc. Dr. Rubinfeld is a member of the Boards of Directors of AVI BioPharma, Inc. and Quark Biotech, Inc. and serves on the compensation committee of AVI BioPharma, Inc. No member of the Compensation Committee is or was formerly an officer, employee or consultant of the Company.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning total compensation received by the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered to the Company in all capacities during the last three fiscal years.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                             ANNUAL COMPENSATION                     AWARDS
                               ------------------------------------------------   ------------
                                                       OTHER ANNUAL                SECURITIES     ALL OTHER
                                                       COMPENSATION                UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR     SALARY ($)      ($)(2)      BONUS ($)   OPTIONS (#)        ($)
---------------------------    --------   ----------   ------------   ---------   ------------   ------------
Joseph Rubinfeld, Ph.D.          1999       361,200        7,500       650,000            --        4,800(3)
  (1) .......................    1998       350,000        7,500       158,800       200,000        4,800
  President and Chief            1997       286,250        7,312       159,000       400,000        4,800
  Executive Officer

Edward L. Jacobs (4) ........    1999       155,250        6,303        30,000        85,000        4,800(3)
  Executive Vice President,      1998           N/A          N/A           N/A           N/A          N/A
  Commercial Operations          1997           N/A          N/A           N/A           N/A          N/A

Rajesh Shrotriya, M.D. ......    1999       225,000        5,606            --        61,500        4,800(3)
  Executive Vice President       1998       187,775        5,812         4,800        13,500        4,800
  and Chief Scientific           1997       171,667          727         4,700       135,000      122,397
  Officer

Luigi Lenaz, M.D. (5) .......    1999       185,000           --        15,000        10,000        4,800(3)
  Senior Vice President of       1998       162,400           --         4,200        50,000        4,800
  Clinical Research and          1997        40,000           --        15,000        75,000           --
  Medical Affairs

Frederick L. Grab, Ph.D. ....    1999       108,150           --            --            --        3,245(3)
  Vice President, Compliance     1998       106,575           --         2,800         7,000        3,314
  and Regulatory Affairs--CMC    1997       104,800           --         3,789            --        9,783
  Submissions

------------------------

(1) Dr. Rubinfeld's amended Employment Agreement provided for an annual base salary of $361,200 (increased from $350,000 effective January 1, 1999) and a minimum annual performance bonus (a "Minimum Bonus") which the Board or its Compensation Committee has set at $150,000 and which may be drawn in advance from the ensuing year. In 1997, he was paid a bonus of $159,000, which included a draw upon his entire Minimum Bonus for 1998. In 1998 he was paid $158,800 which included the balance of his total 1998 bonus which the Compensation Committee set at $300,000. In 1999, he was paid a bonus of $650,000, which included his Minimum Bonus for 1999 of $150,000 and an additional performance bonus of $500,000 granted by the Compensation Committee. Effective January 1, 2000, the Compensation Committee increased his annual base salary to $500,000, increased his Minimum Bonus to $250,000, and granted him an additional performance bonus of $500,000.

(2) Represents use of Company leased vehicles or automobile allowance.

(3) Represents 401(k) contribution.

(4) Mr. Jacobs joined the Company in March 1999.

(5) Dr. Lenaz joined the Company in October 1997.

OPTION GRANTS IN 1999

    The following table shows, as to the Named Officers, information concerning stock options granted during 1999.

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          -----------------------------------------------------------      VALUE AT ASSUMED
                          NUMBER OF                                                      ANNUAL RATES OF STOCK
                          SECURITIES   PERCENT OF TOTAL                                 PRICE APPRECIATION FOR
                          UNDERLYING   OPTIONS GRANTED                                     OPTION TERM($)(2)
                           OPTIONS     TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
NAME                      GRANTED(1)    FISCAL YEAR(1)     PER SHARE($)       DATE         5%            10%
----                      ----------   ----------------   --------------   ----------   --------       --------
Joseph Rubinfeld,
  Ph.D..................        --         --                     --              --         --             --
Edward L. Jacobs........    75,000       11.9%                 8.250        02/24/09    389,129        986,128
                            10,000        1.6%                27.125        12/28/09    170,588        432,303
Rajesh Shrotriya,
  M.D...................    51,500        8.2%                 8.250        02/24/09    267,202        677,141
                            10,000        1.6%                27.125        12/28/09    170,588        432,303
Luigi Lenaz, M.D........    10,000        1.6%                27.125        12/28/09    170,588        432,303
Frederick L. Grab,
  Ph.D..................        --         --                     --              --         --             --

------------------------

(1) The Company granted options to acquire 631,153 shares to employees in 1999.

(2) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in 1999, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rates specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. The amounts reflected in this table may never be achieved.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth, as to the Named Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for unexercised "in-the-money" options, which values represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1999. No options were exercised by the Named Officers in 1999.

                                       NUMBER OF SECURITIES UNDERLYING
                                           UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED IN-THE-MONEY
                                               FISCAL YEAR END              OPTIONS AT FISCAL YEAR END(1)
                                      ---------------------------------   ---------------------------------
NAME                                  EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                                  --------------   ----------------   --------------   ----------------
Joseph Rubinfeld, Ph.D..............     935,416           164,584          18,325,772        2,799,228
Edward L. Jacobs....................       3,000            82,000              63,375        1,543,500
Rajesh Shrotriya, M.D...............     123,502            86,498           2,162,362        1,489,700
Luigi Lenaz, M.D....................      56,354            78,646             831,742        1,059,507
Frederick L. Grab, Ph.D.............      67,667             9,333           1,337,485          196,355

------------------------

(1) The value of underlying securities is based on the $29.375 per share closing price of the Company's Common on December 31, 1999 (the last market trading day in 1999), minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS

    We maintain an employment agreement with Joseph Rubinfeld (the "Employment Agreement"). The Employment Agreement, as restated January 1, 1998, provides for his employment as President and Chief Executive Officer at an annual base salary of at least $350,000 commencing October 1, 1997 and an annual minimum performance bonus ("Minimum Bonus"), which Minimum Bonus was set by the Board or its Compensation Committee at $150,000 for 1997, 1998, and 1999 and $250,000 for 2000 with the added condition that in each of such years Dr. Rubinfeld be allowed to draw against the Minimum Bonus for the ensuing year. As an additional incentive, under the terms of the Employment Agreement, we issued Dr. Rubinfeld an option to purchase up to 500,000 shares of Common Stock at a per share exercise price of $6.00. Of the shares subject to this option, twenty-five percent (25%) were vested and exercisable as of March 12, 1996 and an additional 1/36th of the remaining shares vested and became exercisable at the end of each month thereafter. This option vested in full in March 1999. The Employment Agreement provides for an employment term through December 31, 2002.

    The Employment Agreement provides for annual adjustments to compensate for changes in the cost of living, and such additional salary or incentive compensation as the Compensation Committee of the Board may determine from time to time. The Employment Agreement provides for participation in our employee benefit plans and such other plans as we may institute for the benefit of our executive employees.

CERTAIN TRANSACTIONS

    AGREEMENTS WITH ABBOTT LABORATORIES. In December 1999, we entered into an alliance with Abbott Laboratories under which Abbott will market and distribute rubitecan and invest in shares of our common stock. We will co-promote rubitecan with Abbott in the United States and Abbott has exclusive rights to market rubitecan outside of the United States. In the U.S. market, we will share profits from product sales equally with Abbott. Outside the U.S. market, Abbott will pay us royalties and transfer fees based on product sales. We will remain responsible for pursuing and funding the clinical development of rubitecan and obtaining regulatory approval for the product in the United States, Canada and the member states of the European Union.

    We will receive a number of equity investments and cash payments from Abbott which, when aggregated, amount to approximately $150 million. Each equity investment and cash payment is conditioned upon the achievement of certain developmental and sales milestones. In January 2000 we received a $26.5 million equity investment from Abbott. In addition, we granted Abbott an option to purchase up to 49% of the outstanding shares of our common stock at an exercise price of $85 per share which expires in March 2003.

    AGREEMENTS WITH AVI BIOPHARMA, INC. Dr. Burger is the President and Chief Executive Officer of AVI BioPharma, Inc. ("AVI") and Dr. Rubinfeld is a member of the Board of Directors of AVI. In December 1999, we entered into an agreement with AVI whereby we acquired one million shares of AVI common stock, which amounted to approximately seven and one half percent (7.5%) of AVI's outstanding common stock, for $2.5 million cash and 100,000 shares of our common stock at $28.25 per share. As part of the agreement, we also acquired exclusive negotiating rights for the United States market for Avicine, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors.

    In April 2000, we completed our negotiations with AVI and entered into an agreement for the U.S. marketing rights for Avicine in exchange for a $20 million equity investment in shares of AVI common stock. We will issue
$15 million in our common stock along with $5 million in cash to AVI as payment for our investment. We will share U.S. developmental and regulatory approval costs for Avicine and upon commercialization in the US we will split all U.S. profits. AVI and SuperGen will jointly determine the optimum development strategy for the international marketplace and will share all profits received. We will be obligated to make additional payments to AVI based on successful achievement of developmental, regulatory approval, and commercialization milestones over the next several years. These payments could total an additional $80 million. As part of this agreement, we obtained the right of first discussion to all of AVI's oncology compounds and an option to acquire an additional 10% of AVI's common stock for $35.625 per share. This option is exercisable for a three-year period commencing on the earlier of the date the Food and Drug Administration accepts the NDA submitted for Avicine or the date on which the closing price of AVI's common stock exceeds the option exercise price.

    INVESTMENT BY TAKO VENTURES, LLC. On June 17, 1997, we entered into an agreement with Tako Ventures, LLC ("Tako"), an investment entity controlled by Lawrence J. Ellison, a current director of the Company, for a private placement in our Common Stock (the "Tako Agreement").

    In January 1999, Tako exercised its pre-emptive rights pursuant to the Tako Agreement and purchased 61,350 shares of unregistered restricted common stock for a total purchase price of $400,002. This transaction reflected a discount of 4% to a weighted average stock price for a specific period of time. We granted registration rights in connection with this transaction.

    In March 1999, we entered into a promissory note with Tako, whereby Tako agreed to advance us up to $5,000,000 through December 31, 1999. Advances under this agreement would be secured by substantially all our assets. In connection with this transaction, we issued Tako a five-year warrant to acquire 500,000 shares of unregistered restricted common stock at an exercise price of $11.00 per share. We calculated the value of the warrant at $2,000,000 using the Black-Scholes valuation model. In September 1999, we terminated this promissory note thereby releasing any security interest that Tako had in our assets. The value of the warrant was charged to expense in 1999.

    CONSULTING AGREEMENT. We maintain an agreement for consulting services in the area of corporate development with one director, Julius A. Vida. During 1999, payments under this agreement totaled $24,000.

    QUARK BIOTECH, INC. INVESTMENT. In May 1997, we made an equity investment of $500,000 in Series C Preferred Stock of Quark Biotech, Inc. ("QBI"), a biotechnology company, representing less than 1% of the outstanding stock of QBI, and in September 1997 were issued a warrant to purchase 31,250 shares of Series D Preferred Stock. Dr. Rubinfeld, Mr. Ellison (through Tako Ventures,
LLC), and Dr. Zurr, directors and stockholders of SuperGen, beneficially own an aggregate of 11,924,413 shares, or approximately 63%, of QBI as of the Record Date. Dr. Rubinfeld, Mr. Ellison, and Dr. Zurr are also directors of QBI.
Dr. Zurr is the President and Chief Executive Officer of QBI.

    PROPERTY LEASE WITH QBI. In November 1997, we leased approximately one-third of the laboratory square footage at the SuperGen Pharmaceutical Research Institute to QBI for $3,000 per month for three years, plus its pro rata share of specified common expenses. We also completed building and laboratory improvements and purchased furniture on behalf of QBI for a total of approximately $750,000, of which $300,000 was reimbursed by QBI in 1997 and of which the balance is to be reimbursed by QBI.

    MANAGEMENT INDEBTEDNESS.  In June 1998, the Company loaned $85,000 to
Dr. Shrotriya. This loan has an annual interest rate of 5.5%. At December 31, 1999 the balance of this loan, including interest, was $93,000.

    EMPLOYMENT OF CERTAIN FAMILY MEMBERS. Among employees who earned more than $60,000 in 1999, three are immediate family members of Dr. Rubinfeld. The employees are Joseph Iovino and Kevin Rolens, sons-in-law of Dr. Rubinfeld, and Steven Rubinfeld, son of Dr. Rubinfeld, and their annual aggregate salary and bonus amounts for the year ending December 31, 1999 were $95,000, $82,000, and $132,097, respectively.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board (the "Committee") consists of directors Denis Burger, Walter Lack, and Daniel Zurr, neither of whom is an employee or officer of the Company. The Committee was established in January 1993 and is responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of SuperGen, including stock compensation and loans, and all bonus and stock compensation to all employees. The goal of the Committee is to ensure that our compensation practices are sufficient to attract the necessary talent to enable growth from a development stage company into one with commercialized products.

    COMPENSATION COMMITTEE PURPOSES

    The Compensation Committee of the Board serves as an administrative arm of the Board to make decisions on behalf of the Board with respect to all forms of compensation to executive officers, and all bonus and stock compensation to employees.

    Compensation for officers and key employees includes both cash and equity elements. Cash compensation consists of base salary, which is determined on the basis of the level of responsibility, expertise and experience of the employee, taking into account competitive conditions in the industry. In addition, cash bonuses may be awarded to officers and other key employees. Such bonuses are based on accomplishment of designated Company goals.

    Ownership of the Company's Common Stock is a key element of executive compensation. Officers and other employees of SuperGen are eligible to participate in the 1993 Plan, which was adopted prior to our initial public offering in March 1996. The 1993 Plan permits the Board or a committee designated by the Board to grant stock options to employees on such terms as the Board or such committee may determine. Employee option grants typically vest over a four-year period and thus require the employee's continuing efforts. The Committee believes that it is in the stockholders' interests to link employee compensation as closely as possible to equity appreciation and thus to share with the employees the benefits of their efforts on behalf of our success.

    DESCRIPTION OF 401(k) PLAN

    We also maintain a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees. We may make discretionary contributions, which will be allocated based upon the relative compensation of each participant with at least 1,000 hours of service during the plan year and who are employed on the last day of the plan year. Company contributions vest ratably over five years. For 1999, we have made a discretionary contribution at the rate of 3% of each eligible participant's salary as defined.

    1999 EXECUTIVE COMPENSATION

    Executive compensation for 1999 included base salary, cash bonuses, incentive stock option grants and other compensation. We issued cash bonuses in recognition of employee's prior service and contributions towards the achievement of Company goals.

    CHIEF EXECUTIVE OFFICER COMPENSATION FOR 1999

    The compensation for Dr. Rubinfeld for 1999 was intended to reward him for increasing stockholder value. It included a base salary of $361,200 per annum. In addition, Dr. Rubinfeld receives a Minimum Bonus which was set by the Board or its Compensation Committee at $150,000 for each of 1996, 1997, 1998 and 1999 and $250,000 for 2000, with the added condition that in each of such years
Dr. Rubinfeld be allowed to draw against the Minimum Bonus for the ensuing year. In 1997, Dr. Rubinfeld was paid a bonus of $159,000, which included a draw of $150,000 upon his entire Minimum Bonus for 1998. The Compensation Committee set his total 1998 bonus at $300,000 and the balance of the total 1998 bonus due him of $150,000 was paid in 1998. In 1999, he was paid a bonus of $650,000, which included his Minimum Bonus for 1999 of $150,000 and additional performance bonus of $500,000 granted by the Compensation Committee. Effective January 1, 2000, the Compensation Committee increased his annual base salary to $500,000, increased his Minimum Bonus to $250,000, and granted him an additional performance bonus of $500,000. See "Executive Officer Compensation--Employment Agreements."

    INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

    The Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). This Section limits the Company's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals.

    SUMMARY

    The Compensation Committee advises the Board regarding our cash and equity incentive programs for the purpose of attracting and retaining highly skilled executives who will promote our business goals and providing incentive for these persons to achieve goals which are intended to build long-term stockholder value.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Denis Burger, Chairman
Walter Lack
Daniel Zurr

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

    The following graph compares our cumulative total stockholder return with those of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The graph assumes that $100 was invested on March 13, 1996 (the effective date of the Company's initial public offering) in the Company's Common Stock and on February 29, 1996 in the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index, including reinvestment of dividends. Note that historic stock price performance is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         SUPERGEN, INC.  NASDAQ STOCK MARKET (U.S.)  NASDAQ PHARMACEUTICALS
3/13/96            $100                        $100                    $100
12/96              $288                        $118                     $94
12/97              $353                        $144                     $97
12/98              $218                        $204                    $124
12/99              $691                        $377                    $230

                                 OTHER MATTERS

    We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

San Ramon, California

April 17, 2000

-------------------------------------------------------------------------------

                                 SUPERGEN, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned stockholder of SuperGen, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2000 and hereby appoints Joseph Rubinfeld, its proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of SuperGen, Inc. to be held on Tuesday, May 30, 2000, at 2:00 p.m. local time, at the San Ramon Marriott, 2600 Bishop Drive, San Ramon, CA 94583 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.


     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 CONTINUED AND TO BE SIGNED ON THE OTHER SIDE


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                          FOLD AND DETACH HERE

-------------------------------------------------------------------------------
                                                            Please mark
                                                            your votes as
                                                            indicated in
                                                            this example    /X/


1. ELECTION OF DIRECTORS:
   Nominees:  Joseph Rubinfeld, Denis Burger, Thomas V. Girardi,
   Walter J. Lack, Julius A. Vida, Daniel Zurr

   FOR             WITHHELD
   /  /               /  /


   /  /
         ---------------------------------------
         For all nominees except as noted above



2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE FROM 40,000,000 TO 150,000,000 THE TOTAL NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001, WHICH THE COMPANY WILL HAVE THE AUTHORITY TO ISSUE.



3. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED 1993 STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY 2,000,000 SHARES TO 5,850,000 SHARES:

   FOR         AGAINST           ABSTAIN
   /  /         /  /               /  /



4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000:

   FOR         AGAINST           ABSTAIN
   /  /         /  /               /  /


In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


Signature(s)______________________________    Dated___________, 2000

This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE